Exhibit 10.4

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

SUPPLEMENTAL SAVINGS PLAN

(Effective as of April 1, 2005)

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

SUPPLEMENTAL SAVINGS PLAN

ARTICLE I

ESTABLISHMENT AND DEFINITIONS

Section 1.1. Establishment of Plan and Effective Date. Talecris Biotherapeutics, Holdings Corp. (“the Company”), hereby establishes this unfunded nonqualified deferred compensation plan, which shall be known as the Talecris Biotherapeutics Holdings Corp. Supplemental Savings Plan (the “Plan”), effective as of April 1, 2005 (the “Effective Date). The Plan is a successor to the Bayer Supplemental Savings Plan (the “Prior Plan”), as it related to Participants (as defined herein) formerly employed by Bayer Corporation.

Section 1.2. Definitions. As used in this Plan, initially capitalized terms which are not otherwise defined herein shall have the meaning given to them in the Qualified Plan. The following words and phrases shall have the meanings assigned to them herein, unless the context otherwise requires.

“Account” means the bookkeeping account established for each Participant who is entitled to a benefit under this Plan and will consist of a Deferral Contribution Account to record Deferral Contributions (and allocable earnings) and an Employer Matching Contribution Account to record Employer Matching Contributions (and allocable earnings). An Account is established only for purposes of determining benefits hereunder and not to segregate assets or to identify assets that may or must be used to satisfy benefits. An Account will be credited with the amounts set forth in Article III hereof and will be credited or debited to reflect deemed investment results under Article VII hereof. An Account will also record amounts deferred and matching contributions credited to the bookkeeping account under the Prior Plan as of the Effective Date, in each case with allocable earnings thereon. Such amounts deferred and matching contributions will be recorded in the Grandfathered Deferral Contribution Account, to the extent they represent Grandfathered Deferral Contributions, and in the Grandfathered

Employer Matching Contribution Account, to the extent they represent Grandfathered Employer Matching Contributions.

“Annual Additions” shall have the same meaning as provided under the Qualified Plan.

“Beneficiary” shall have the same meaning as in the Qualified Plan. The person or person designated by the Participant as his/her Beneficiary(ies) under the Qualified Plan will be treated as the Participant’s Beneficiary(ies) under this Plan. Absent a valid Beneficiary designation under the Qualified Plan, the Beneficiary provisions under the Qualified Plan shall be used to determine the Participant’s Beneficiary.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Talecris Biotherapeutics Holding Corp., and each of the affiliates of that company that are participants in the Plan.

“Compensation” means an Eligible Employee’s base remuneration from an Employer received during a Plan Year. For purposes of this provision —

(a)           Compensation shall include any overtime pay, commissions, shift differentials, bilingual adjustments, and bonus payments.

(b)           Compensation shall include any Eligible Employee deferrals pursuant to a cash or deferred arrangement under Section 401(k) of the Code and any amounts excluded from wages by reason of an election to reduce wages in order to receive benefits under Section 125 of the Code.

(c)           Compensation shall not include payments by reason of termination of employment (such as severance pay), deferrals or payments under any nonqualified deferred compensation arrangement, payments under any long-term incentive compensation program, special awards not specifically included under paragraph (a), noncash compensation, reimbursement of expenses, foreign service premiums, tax equalization payments, attendance and safety awards, or any other unearned income.

“Deferral Contribution” means the amount of an Eligible Employee’s Excess Compensation deferred under the terms of this Plan (not to exceed 18% of Excess Compensation) and credited to his/her Account.

“Deferral Election Form” means the document whereby an Eligible Employee elects to defer a percentage of his/her Excess Compensation or to suspend the deferral under this Plan and elects a method of distribution described in Section 5.2. Such form shall set forth the amount/percent of Excess Compensation that the Eligible Employee elects to defer, [the method of distribution elected by the Eligible Employee] and such other information as the Plan Administrator may require.

“Effective Date” has the meaning contained in Section 1.1.

“Eligible Employee” means an individual (i) who is hired at or promoted to executive level E05 or above or any other employee who has been designated by the Plan Administrator as being eligible to defer amounts under the Plan for a Plan Year, and (ii) who elects to and actually contributes the maximum amount allowable under the Qualified Plan.

“Employer” means the Company or any affiliate of the Company which elects to become a party to the Plan, with the approval of the Company, by adopting the Plan for the benefit of its Eligible Employees in the manner described in the Plan.

“Employer Matching Contribution” means the contribution, if any, that is credited to a Participant’s Account under Section 3.2. The calculation of the Employer Matching Contribution under the Plan shall be the same as determined under the Qualified Plan. Initially, this shall be a 100% matching contribution of Deferral Contributions up to 2% of a Participant’s Excess Compensation deferred during each payroll period, and 50%

matching contribution of Deferral Contributions on the next 4% of a Participant’s Excess Compensation deferred during each payroll period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Compensation” means that portion of an Eligible Employee’s Compensation for a Plan Year in excess of that which may be taken into account under the Qualified Plan as a result of the limitation on Compensation that may be considered under Code Section 401(a)(17) or as a result of Excess Contributions.

“Excess Contributions” means Annual Additions for a Plan Year in excess of that permitted under the Qualified Plan as a result of Code Section 402(g) or Code Section 415(c).

“Grandfathered Deferral Contribution” means the amount of an “eligible employee’s” “excess compensation” (both as defined under the terms of the Prior Plan) deferred under the terms of the Prior Plan prior to January 1, 2005, that was not, at the time of such deferral, subject to a substantial risk of forfeiture or a requirement to perform further services.

“Grandfathered Employer Matching Contribution” means the contribution, if any, credited under the Prior Plan with respect to a Grandfathered Deferral Contribution and not at the time of such contribution subject to a substantial risk of forfeiture.

“Investment Funds” shall have the same meaning as provided under the Qualified Plan.

“Participant” means an Eligible Employee who has deferred amounts under the Plan.

“Plan” means this Talecris Biotherapeutics Holding Corp. Supplemental Savings Plan, as such may be amended.

“Plan Administrator” means Talecris Biotherapeutics Holdings Corp. or its delegate.

“Plan Year” means the calendar year, except that the first Plan Year shall begin on April 1, 2005 and end on the next following December 31.

“Prior Plan” has the meaning contained in Section 1.1.

“Qualified Plan” means the Talecris Biotherapeutics Holdings Corp. Employee Savings Plan, as amended from time to time.

“Valuation Date” shall have the same meaning as provided under the Qualified Plan.

ARTICLE II

PURPOSE AND CONSTRUCTION

Section 2.1. Purpose. The Employer currently maintains the Qualified Plan for the benefit of its employees. The Qualified Plan is designed to satisfy all of the requirements of Code Section 401(a). The Qualified Plan is subject to annual limitations under Code Sections 401(a)(17), 402(g) and 415 which reduce the amount of Annual Additions that may be allocated to the accounts of certain employees of the Employer under the Qualified Plan.

The purpose of this Plan is to supplement the Qualified Plan by permitting Eligible Employees to defer Excess Compensation and to receive an Employer Matching Contribution with respect to such Deferral Contributions.

Section 2.2. Unfunded Plan. This Plan is intended to be an unfunded, nonqualified retirement plan for purposes of Code Sections 83, 401(a), 402(b), 404(a)(5) and 451, and an unfunded deferred compensation plan maintained primarily for a select group of management or highly compensated employees for purposes of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Section 2.3. Employment Rights. Establishment of the Plan shall not be construed to give any Participant the right to be retained by the Employer or to any benefits not specifically provided by the Plan.

ARTICLE III

ELIGIBILITY AND DEFERRAL

Section 3.1. Eligibility and Deferral Election. All Eligible Employees affected by the limitations described in Section 2.1 are automatically eligible to participate in this Plan. In addition, prior to the beginning of each Plan Year, the Plan Administrator may designate any other employees of the Employer who shall be eligible to participate in the Plan for the Plan Year. Each Eligible Employee must complete a Deferral Election Form and file it with the Plan Administrator in accordance with the procedures prescribed by the Plan Administrator. Each Eligible Employee may elect to reduce his/her Excess Compensation by whole percentages up to 18%, and to have the amount by which his/her Excess Compensation is reduced reflected in his/her Account under the Plan.

A Participant may not, during any Plan Year, change his/her Deferral Contribution election for that Plan Year. Notwithstanding the foregoing, if the Participant demonstrates to the satisfaction of the Plan Administrator that he has experienced an unforeseeable emergency, as that term is defined in Code Section 409A(a)(2)(B)(ii)(I), and can substantiate such unforeseeable emergency, he may suspend any additional Deferral Contributions to the Plan for the remainder of the Plan Year. If such a suspension occurs, the Participant may not make another Deferral Contribution to the Plan until the following Plan Year.

Section 3.2. Deferral Contributions and Employer Matching Contributions. [In any Plan Year] in which an Eligible Employee has Excess Compensation, the Employer will credit the Participant’s Account under this Plan with an amount equal to (i) the Deferral Contribution which the Participant has elected pursuant to his/her Deferral Election Form, (ii) the amount of Employer Matching Contributions applicable to such Deferral Contribution and (iii) the amount of income (or loss) that would have been credited to such Account based on the Participant’s selection of Investment Funds.

The Plan Administrator may adopt rules concerning the administration of this Section and the frequency and timing of crediting a Participant’s Account.

ARTICLE IV

VESTING

Section 4.1. Deferral Contribution Account. A Participant shall at all times be fully vested and have a nonforfeitable interest in his/her Deferral Contribution Account.

Section 4.2. Employer Matching Contribution Account. A Participant will be fully vested and have a nonforfeitable interest in his/her Employer Matching Contribution Account unless the Senior Vice President Human Resources determines, in his or her sole discretion, that the Participant engaged in a willful, deliberate or gross act of commission or omission which is substantially injurious to the business, financial position or reputation of the Company or any affiliate.

ARTICLE V

PAYMENT OF BENEFITS

Section 5.1. Distribution of Accounts. Upon the Participant’s separation from service with the Company or any affiliate of the Company, there shall be distributed to the Participant, or to his/her Beneficiary in case of his/her death, a single sum cash distribution equal to the Participant’s Deferral Contribution Account and, if vested, his/her Employer Matching Contribution Account, determined as of the Valuation Date coincident with or next following the date of such cessation of employment. If the Participant’s employment originated at a Company affiliate outside the United States, then distribution may be made upon cessation of such Participant’s employment with the Company and all U.S. affiliates.

Section 5.2. Method of Distribution – Grandfathered Accounts. Distributions from a Participant’s Grandfathered Deferral Contribution Account and Grandfathered Employer Matching Contribution Account will be made in accordance with the terms of the Prior Plan.

ARTICLE VI

INVESTMENT FUNDS

Section 6 1. Investment of Contributions. Each Participant may elect to have the value credited to his/her Account invested in increments of one percent of the total Account balance in any one or more of the Investment Funds available under the Qualified Plan. Such elections may be made and changed in accordance with procedures adopted by the Plan Administrator.

Section 6.2. Investment Transfers. Each Participant may elect to have the value directed to an Investment Fund transferred to any one or more other Investment Fund(s). Such election shall be in increments of one percent or any dollar amount and shall be made in accordance with procedures adopted by the Plan Administrator.

ARTICLE VII

ADMINISTRATION

Section 7.1. Administrator. The Company shall be the “administrator” of the Plan. It shall also be the Plan Administrator for purposes of Section 7.5 of the Plan.

Section 7.2. Expenses. All expenses incurred in the administration of the Plan shall be paid for by the Employer. Such expenses shall include any expenses incident to the administration of the Plan, including, but not limited to, fees of accountants, counsel, and other specialists.

Section 7.3. Assistance. The Company may appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Company shall be deemed to mean or include the individuals as to matters within their jurisdiction. Such individuals shall be such officers or other employees of the Employers and such other persons as the Company may appoint.

Section 7.4 Administration. The Company shall be responsible for the administration of the Plan. The Company shall have all such powers as may be necessary to carry out the provisions hereof and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business. In making any such determination or rule, the Company shall pursue uniform policies as from time to time established and shall not discriminate in favor of or against any Participant. The Company shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan. The Company shall have the exclusive discretionary right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. The Company shall make, or cause to be made, all reports or other filings necessary to meet both the reporting and disclosure requirements and other filing requirements of ERISA which are the responsibility of “plan administrators” under ERISA. To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Company or its delegee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Section 7.5. Appeals from Denial of Claims.

(a)           Denial of Claims. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing within a reasonable period of time after receipt of the claim by the Plan (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant and an additional 90 days will be considered reasonable) by registered or certified mail of such denial. The notice of denial shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(1)           The specific reasons for such denial;

(2)           Specific reference to pertinent Plan provisions on which the denial is based;

(3)           A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)           An explanation of the Plan’s claim review procedure.

(b)           Deemed Denial. If a claimant does not receive a notice of denial within 180 days after receipt of the claim, the claim will be deemed to have been denied and the claimant will be able to request a review of the denial pursuant to subsection (c).

(c)           Review of Denial. A claimant whose claim has been denied under subsection (a) or whose claim is deemed to have been denied under subsection (b) may request a review by the Plan Administrator of the decision denying the claim. A claimant may request a review by filing with the Plan Administrator a written request for such review. The request must be filed within 60 days after the notice of denial under subsection (a) is received, or within 60 days after a denial is deemed to have occurred under subsection (b). The claimant may review pertinent documents, and submit issues and comments in writing within the same 60-day period. If such request is so filed, such review shall be made by the Plan Administrator within 60 days after receipt of such request, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The Participant or beneficiary shall be given written notice of the decision resulting from such review, which notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 7.6. Notice of Address and Missing Persons. Each person entitled to benefits under the Plan must file with the Plan Administrator, in writing, his/her post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his/her latest reported post office address will be binding upon him for all purposes of the Plan and neither the Plan Administrator nor the Employer shall be obliged to search for or ascertain his/her whereabouts. In the event that such person cannot be located, the Plan Administrator may direct that such benefit and all further benefits with respect to such person shall be discontinued and forfeited, and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Participant or Beneficiary prior to termination of the Plan, the benefits which were due and payable (without interest) and which such person missed shall be paid in a single sum and the future benefits due such person shall be reinstated in full.

Section 7.7. Data and Information for Benefits. All persons claiming benefits under the Plan must furnish to the Plan Administrator or its designated agent such documents, evidence, or information as the Plan Administrator or its designated agent consider necessary or desirable for the purpose of administering the Plan; and such person must furnish such information promptly and sign such documents as the Plan Administrator or its designated agent may require before any benefits become payable under the Plan.

Section 7.8. Indemnity for Liability. The Company shall indemnify any individual who is directed by the Company to carry out responsibilities and duties imposed by this Plan against any and all claims, losses, damages, and expenses, including counsel fees, approved by the Company, and any liability, including any amounts paid in settlement with the Company’s approval, arising from the individual’s action or failure to act, in connection with such person’s responsibilities and duties under the Plan, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Section 7.9. Effect of a Mistake. In the event of a mistake or misstatement as to the eligibility, participation, or service of any Participant, or the amount of payments made or to be made to a Participant or Beneficiary, the Plan Administrator shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of such amounts of payments as will in its sole judgment result in the Participant or Beneficiary receiving the proper amount of payments under this Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.1. Amendment and Termination.

(a)           The Company does hereby reserve the right to amend, modify, or terminate the Plan at any time. The Plan may be amended by the action of the Board, which shall be evidenced in writing. The Board may delegate this authority to such individuals or committees as the Board deems appropriate.

(b)           While each Employer contemplates carrying out the provisions of the Plan indefinitely with respect to its Employees, no Employer shall be under any obligation or liability whatsoever to maintain the Plan for any minimum or other period of time.

(c)           Upon any termination of the Plan in its entirety, or with respect to any Employer, the Company shall give written notice thereof to the Participants, Plan Administrator, and any Employer involved.

(d)           Except as provided by law, upon any termination of the Plan, no Employer with respect to whom the Plan is terminated (including the Company) shall thereafter be under any obligation, liability, or responsibility whatsoever to make any contribution or payment to the Plan, any Participant, any Beneficiary, or any other person, for any purpose whatsoever under or in connection with the Plan.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1. Unsecured Benefit . A Participant’s right to benefits under the Plan shall at all times be merely an unfunded and unsecured promise to be paid by the Employer. The Employer may, however, establish a grantor trust for the purpose of assisting the Employer in setting aside assets to fund its unsecured obligations under the Plan.

Section 9.2. Severability. If a provision of this Plan shall be held invalid or illegal, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan and the Employer shall have the privilege and opportunity to correct and remedy any illegality or invalidity by amendment.

Section 9.3. Applicable Law. The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina to the extent such laws have not been preempted by applicable federal law.

Section 9.4. Headings of Articles and Sections. The headings and subheadings included in this Plan are included for convenience of reference only and shall not be used in the construction or interpretation of any matter.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed and attested by its officers, all duly authorized, and has caused its corporate seal to be hereunto affixed all this           day of                                  , 2005, effective as of April 1, 2005.

ATTEST:		TALECRIS BIOTHERAPEUTICS
HOLDINGS CORPORATION

By:
Title: